FOR IMMEDIATE RELEASE    CONTACT
Thursday, February 20, 2014        Kathleen Till Stange, Corp. & Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Increases Quarterly Dividend 133%
and Authorizes $50 Million Stock Repurchase Plan

West Des Moines, Iowa, February 20, 2014 - FBL Financial Group, Inc. (NYSE: FFG) today announced that its Board of Directors has increased the quarterly cash dividend to common stockholders to $0.35 per share. FBL Financial Group’s Board of Directors has also authorized a plan for FBL to repurchase $50 million of its Class A common stock.

“2013 was a record earnings year for FBL Financial Group and our business continues to grow and generate excess capital. This increase in dividend to a full-year indicated dividend rate of $1.40 reflects confidence in our business and our desire to return cash to FBL’s shareholders,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. “Additionally, the $50 million stock repurchase authorization affords us the flexibility to repurchase FBL shares from time to time as we deem appropriate.”

Dividend. The quarterly cash dividend of $0.35 represents an increase of $0.20 per share, or 133%, from the previous quarterly dividend of $0.15 per common share, and is FBL’s third dividend increase over the past year. The quarterly dividend will be payable on March 31, 2014 to Class A and Class B common shareholders of record as of March 14, 2014. There are 24,787,511 shares of Class A common stock and 11,413 shares of Class B common stock outstanding, for a total of 24,798,924 common shares outstanding.

Stock Repurchase. The Board of Directors has approved a plan to repurchase up to $50 million of FBL’s Class A common stock. This repurchase plan will commence upon the earlier of the completion of the current $30 million repurchase plan or its expiration on March 31, 2014. Currently, there is approximately $20.3 million remaining under the $30 million repurchase program. The new repurchase plan authorizes FBL Financial Group to make repurchases in the open market or through privately negotiated transactions, with the timing and terms of the purchases to be determined by management based on market conditions. Completion of the program is dependent on market conditions and other factors. There is no guarantee as to the exact timing of any repurchases or the number of shares, if any, that FBL Financial Group will repurchase. The share repurchase program may be modified or terminated by FBL Financial Group at any time without prior notice.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

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